Exhibit 23.2


                               J. Garry McAllister
                          1291 W. 12600 So., Suite 102
                              Riverton, Utah 84065
                                 (801) 572-6610
                               Fax (801) 572-2480


 July 17, 2002

 U.S. Securities and Exchange Commission
 450 Fifth Street, N.W.
Washington, D.C. 20549

 Ladies and Gentlemen:

         We have acted as counsel to Air Packaging Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of its Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the offering and sale from time to time by and for of the account of the Selling Stockholders named therein of up to 2,437,488 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), including a maximum of 1,515,153 shares issuable upon the conversion of the Company's 8% Convertible Debentures (the "Debenture shares"), 470,668 shares issuable upon the exercise of Warrants (the "Warrant Shares"), 385,000 prviously issued shares, and up to 66,667 shares which may be issued as interest payments on the 8% Convertible Debentures (the "Interest Shares").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and Bylaws, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized, the 1,515,153 Debenture Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of such Debentures, the 470,668 Warrant Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of such Warrants, and the 66,667 Interest Shares, when issued and delivered pursuant to and in accordance with the terms and conditions of such Debentures, will be validly issued, fully paid and non-assessable.


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         The opinions  expressed herein are limited to the corporate laws of the
State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus contained therein.

Very truly yours,

 s/ J. Garry McAllister
J. Garry McAllister